Ohr Pharmaceutical, Inc. 10-K

Exhibit 10.2(d)

OHR PHARMACEUTICAL, Inc.

2014 STOCK INCENTIVE PLAN

Restricted Stock Agreement

No. of shares subject to

Restricted Stock Agreement: 120,000

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of the 11th day of December, 2015, between Ohr Pharmaceutical, Inc., a Delaware corporation (the “Company”), and Irach B. Taraporewala (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2014 Stock Incentive Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.

Grant of Shares. Pursuant to the Plan, the Company, on December 11, 2015 (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, 120,000 shares (the “Shares”) of the common stock, par value $0.0001 per share, of the Company. The Shares shall be nontransferable and forfeitable until the time they vest and become nonforfeitable as described herein. The Shares will vest and become nonforfeitable as hereinafter provided.

2.

Terms and Conditions. The Shares are subject to the following terms and conditions:

(a)

Vesting of Shares.

(i)

In General. Subject to earlier vesting or forfeiture as provided below, the Participant’s interest in 100% of the Shares shall be vested on the following dates, provided that the Participant has been continuously providing services to the Company from the Date of Grant until each such time pursuant to that certain Consulting Agreement, dated as of the date hereof (the “Consulting Agreement”), between the Company and the Participant:

Date	Percentage of Shares Vested
July 16, 2016	25%
January 16, 2017	25%
July 16, 2017	25%
January 16, 2018	25%

(ii)

Sale of the Company. Notwithstanding the foregoing, in the event a Sale of the Company occurs and no provision is made for the continuance, assumption or substitution of the Shares by the Company or its successor in connection with a Sale of the Company, then, the Shares shall fully vest and become nonforfeitable as of the date of the Sale of the Company provided the Participant has been continuously providing services to the Company or any Affiliate pursuant to the Consulting Agreement from the Date of Grant until such time.

(iii)

Death or Disability. Notwithstanding the foregoing, the Shares shall fully vest and become nonforfeitable, to the extent not then previously vested, in the event the Participant’s employment or service with the Company and its Affiliates is terminated as a result of the Participant’s death or Disability. The Committee, in its sole discretion, shall determine whether the Participant has a Disability for purposes of this Agreement.

(b)

Transferability. The Shares are nontransferable while such Shares remain forfeitable No right or interest of the Participant in the Shares shall be liable for, or subject to, any lien, obligation or liability of the Participant or any transferee.

3.

Forfeiture of the Shares.

(a)

The Shares will become vested and nonforfeitable, if at all, no later than January 16, 2018. The Shares that are not vested and nonforfeitable by such time will be forfeited automatically at the close of business on that date or, if earlier, at the time the Shares may no longer become vested and nonforfeitable under any circumstances.

(b)

Shares that are not vested and nonforfeitable pursuant to Section 2(a) as of the date of termination of the Participant’s service with the Company and its Affiliates will be forfeited automatically at the close of business on that date (or, if earlier, in connection with the termination of the Participant’s service with the Company and its Affiliates for Cause).

(c)

In no event may the Shares become vested and nonforfeitable, in whole or in part, after forfeiture pursuant to Sections 3(a) or (b) above.

4.

Agreement to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

5.

Withholding of Taxes. The Company’s obligation to deliver the Shares upon vesting is subject to the Participant’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. The Company, to the extent applicable law permits, may allow the Participant to pay such withholding amounts (i) by surrendering (actually or by attestation) shares of Common Stock that the Participant already owns (but only for the minimum required withholding), (ii) by a cashless exercise through a broker, (iii) by means of a “net exercise” procedure or (iv) by such other medium of payment as the Company in its discretion shall authorize.

6.

Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition, vesting and/ or disposition of the Shares and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Shares and for satisfying the Participant’s tax obligations with respect to the Shares (including, but not limited to, any income or excise tax as resulting from the application of Code Section 83 or 409A), and the Company shall not be liable if this Award is subject to Code Section 409A.

7.

Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.

8.

Change in Capital Structure. The terms of this Agreement shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

9.

Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to this Agreement, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	Ohr Pharmaceutical, Inc.
800 Third Ave, 11th Floor
New York, NY 10022
Attention: Chief Financial Officer

If to the Participant:	Irach B. Taraporewala
24 Carhart Avenue
White Plains, NY 10605

10.

Shareholder Rights. While the Shares may be forfeited and are nontransferable, a Participant will have all rights of a stockholder with respect to the Shares, including the right to receive dividends and vote the shares; provided, however, that during such period (a) a Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares, (b) the Company shall retain custody of any certificates evidencing the Shares and (c) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to this Agreement. In lieu of retaining custody of the certificates evidencing Shares granted pursuant to this Agreement, the shares of Common Stock granted pursuant to this Agreement may, in the Company’s discretion, be held in escrow by the Company or recorded as outstanding by notation on the stock records of the Company until the Participant’s interest in such Shares vest.

11.

No Right to Continued Employment or Service. Neither the Plan, the granting of the Shares nor any other action taken pursuant to the Plan or this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

12.

Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

13.

Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14.

Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

15.

Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

16.

Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that this Agreement be exempt from Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that this Agreement is subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.

17.

Section 83(b) Election. If the Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Award of Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall deliver a copy of such election to the Company at or prior to the time of filing such election with the Internal Revenue Service. Neither the Company nor any Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

18.

Governing Law. This Agreement shall be governed by the laws of the State of New York, except to the extent federal law applies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

OHR PHARMACEUTICAL, INC.

By:	/s/ Jason S. Slakter
Name:	Jason S. Slakter, MD
Title:	CEO

PARTICIPANT:

/s/ Irach B. Taraporewala
Irach B. Taraporewala